Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares No Monthly Cash Distribution for June

FORT WORTH, Texas, June 19, 2020 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared there will be no monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of June 30, 2020.  The net profits calculation was based principally upon production during the month of April 2020 and includes $79,552.27 in net profits income to be distributed to the Trust, which amount will be used to cover Trust administrative expenses.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	40,203	1,340	47,490	1,583	$14.69	$0.33
Prior Month	42,418	1,368	44,525	1,436	$29.85	$0.52

Oil cash receipts for the properties underlying the Trust totaled $0.59 million for the current month, a decrease of $0.68 million from the prior month distribution period.  This decrease was due to a decrease in sales volumes and oil prices.

Natural gas cash receipts for the properties underlying the Trust totaled $0.02 million for the current month and did not reflect a significant change from the prior month’s distribution period.

Total direct operating expenses, including marketing, lease operating expenses and workover expenses, were $0.41 million and did not reflect a significant change from the prior month. Severance and ad valorem taxes were $0.14 million.

Capital expenditures were $0.19 million in the current month and did not reflect a significant change from the prior month.  Boaz Energy reported these expenditures primarily related to drilling and completion operations on non-operated properties in Crane County.  Boaz Energy previously held back funds to cover future capital obligations and expenses.  Boaz Energy indicated this month’s net profits calculation included the application of $359,561 ($287,649 net to the Trust) of those funds Boaz Energy previously held back. The current balance of capital Boaz Energy has held back to cover future expenses is $204,901 ($192,721 net to the Trust).

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions or recoupments from distributions, and Boaz Energy’s anticipated drilling and completion activities and the resulting impact on the computation of the Trust’s net profits. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, Boaz Energy’s ability to obtain the required permits for anticipated drilling activities, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020 and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com